Exhibit 23.1

Consent of Independent Certified Public Accountants



The Board of Directors
Bedford Property Investors, Inc.:

We consent to the incorporation by reference herein of our report dated February 2, 1998, relating to the consolidated balance sheets of Bedford Property Investors, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule as of December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Bedford Property Investors, Inc.


                                       /s/KPMG Peat Marwick LLP

San Francisco, California
January 15, 1999